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                                                                  Exhibit 10.14

January 13, 1997

Raul Alarcon
President
Spanish Broadcasting System, Inc.
1001 Ponce De Leon Boulevard
Coral Gables, Florida  33134

Dear Raul:

Re:  Spanish Broadcasting System, Inc. ("SBS")

You have assumed a contract from Katz Hispanic on January 8, 1997 for the exclusive representation of SBS Radio Stations (the "Stations").

Contemporaneously, with the execution of the Representation Agreement between SBS and Caballero Spanish Media, LLC ("CSM"), CSM agrees to purchase from SBS all its rights, title and interest in said contract of representation, including the right to receive commissions after December 29, 1996 on existing contracts in force at the time plus any contracts written during the unexpired term of the SBS representation contract. It is agreed that SBS shall have no further claims for commissions on schedules broadcast after December 29, 1996.

In consideration of this transfer of rights, CSM agrees to pay to SBS the following contingent payments:

A.  Amounts based on historical gross billings:

$1,000,000  Upon the takeover of the Stations by CSM
 4,100,000  See payment terms below
$5,100,000  Total

Timing of payments of the $4.1 million above will be predicated upon the timing of buyout receipts to be determined pursuant to the buyout by Katz Hispanic of the representation agreement between CSM and Heftel Broadcasting. Such payment schedule will be agreed to on or before February 28, 1997 ("Payment Schedule"). The $4,100,000 payment due SBS from CSM will be paid within five (5) days of each payment by Katz Hispanic to CSM per the agreed to Katz Hispanic/CSM Payment Schedule. In all events, the Katz Hispanic/CSM Payment Schedule will not have a term in excess of three (3) years. Moreover, failure of Katz Hispanic to make the required payments per the Katz Hispanic/CSM Payment Schedule will not relive CSM from making the required $4,100,000 payments to SBS.

The parties hereby acknowledge and agree that the above payments have been calculated based on the following:

1996 Gross National Billings on SBS stations*
- Currently Owned $11,044,550



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- Under contract for acquisition by SCS
  and broadcasting an Hispanic Language
Format during calendar 1996    6,838,429

TOTAL $17,882,979

*1996 Gross National Billings exclude any accounts which fall within the MSA as defined by Arbitron for each Station and exclude trade (barter), direct promotions, Fonovisa and (in 1996 only) all beer accounts.

As promptly as is practical after the takeover of the Stations by CSM, SBS shall provide gross and net billing reports by month for all of the Stations for 1996, as well as applicable takeover contracts for all 1997 National Orders.

If, for any reason, 1996 gross billings (as defined above) are less than $17,882,979, the amounts in (A) above will be reduced proportionately. For example, if, for any reason, 1996 gross billings (as defined above) total $16,882,979 then the payments will be reduced as follows:
$16,882,979/$17,882,979 = 94.4% X $5,100,000 = $4,794,000.

Any such reduction shall be credited against the next payment due under this agreement until such credit is satisfied.

B.  Amounts based on future commission payments:

During the Term of the CSM Representation Agreement (the "Representation Agreement") in addition to the amounts described in (A) above, CSM will pay SBS noncompete payments which will be calculated and paid as follows:

Beginning with the first full calendar quarter after the effective date of the Representation Agreement, SBS will earn an amount equal to 20% of the commissions earned by CSM (15% of net National Orders) in that quarter. Such noncompete payment will be made to SBS 45 days after the applicable calendar quarter so long as all amounts otherwise due from SBS under the Representation Agreement have been received by CSM.

If, for any year in which noncompete payments are earned, National Orders (for SBS stations in the aggregate) (as defined in the Representation Agreement) exceed the prior year's National Orders by 12.5% and payments to CSM have been calculated and paid at 17.5%, then the noncompete payable hereunder shall be increased to 25% of the commissions earned and paid to CSM for that year.


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If, for any year in which noncompete payments are earned, National Orders (for
SBS stations in the aggregate) exceed the prior year's National Orders by 17.5% and payments to CSM have been calculated and paid at 20%, then the noncompete payable hereunder shall be increased to 30% of the commissions earned and paid to CSM for that year.

If the above meets your understanding and approval, please sign all three copies of this agreement before and return them to me.

Sincerely,


/s/ Ralph Gold
Ralph Gold



Accepted and Agreed to:

Spanish Broadcasting System, Inc.


By: /s/ Raul Alarcon, Jr.
Its: President and Chief Executive Officer



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